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                                                                   EXHIBIT 10.22

                                 AMENDMENT #7 TO LEASE
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1.   Parties.
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     This Amendment, dated as of April 18, 2001, is between Andover Mills Realty
Limited Partnership ("Landlord") and CMGI, Inc. ("Tenant").

2.   Recitals.
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     2.1  Landlord and Tenant have entered into Lease, dated as of April 12,
1999, for space in Brickstone Square in Andover, Massachusetts (as now or hereafter amended, the "Lease"). Unless otherwise defined, terms used in this Amendment have the same meanings as those used in the Lease.

     2.2 Tenant wishes to grant to Landlord the right and option to terminate the Lease with respect to all or a part of the Fourth Expansion Space, consisting of 29,186 s.f. of agreed rentable area on the 3rd Floor of Building
100. The parties hope that Landlord will be able to lease the Fourth Expansion Space to others and then exercise this termination option, although Landlord is not obligated either to lease or exercise. Subject to the terms of this Amendment, if Landlord validly exercises its option to lease all or a part of the Fourth Expansion Space, Tenant will assign and transfer its interest in the applicable space to Landlord and the Lease will then terminate with respect to that space only. In order to accomplish this and other matters, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree and the Lease is amended as follows as of the date hereof, notwithstanding anything to the contrary:

3.   Amendments.
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     3.1  Tenant hereby grants to Landlord the right and option to terminate the
Lease with respect to all or a part of the Fourth Expansion Space only. Tenant can terminate Landlord's right to exercise this option only be delivering a written notice of termination to Landlord, provided that Tenant will not have the right to deliver such a termination notice for the first six (6) months after the date of this Amendment (and a termination notice delivered earlier will not be effective). If Tenant validly delivers such a termination notice, Landlord's right to exercise this option will terminate on the termination date set forth in the termination notice, or the date that is six (6) months after the termination notice is delivered to Landlord, whichever date is later. Landlord has no obligation to exercise this option, but if it elects to exercise it will do so by delivering a written exercise notice to Tenant specifying whether it is exercising as to all or part of the Fourth Expansion Space and designating the space to be terminated. If on the initial exercise of this option or thereafter the designated space is less than all of the Fourth Expansion Space, then the remainder of the Fourth Expansion Space must retain
(or Landlord at its cost will construct in a good and workmanlike manner) legal access in compliance with all applicable laws and codes, and in that case Landlord will retain the right to exercise this option again from time to time as to the remainder of the Fourth Expansion Space, subject in each case to the foregoing requirement to leave Tenant with space that has legal access in compliance with all applicable laws and codes. The space designated by Landlord in an option exercise notice is called the "Designated Space."
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     3.2  As of the date that Landlord validly exercises this option (and
Landlord will have the right to exercise this option more than once under the circumstances described in Section 3.1 above), Tenant will be deemed to have assigned, conveyed and transferred to Landlord all of Tenant's right, title and interest in and to the Designated Space specified in that exercise notice, and:
(a) the Lease will terminate and expire as to that Designated Space only and Tenant and its Affiliates will vacate and surrender possession of that Designated Space; (b) the agreed rentable area of the remainder of the Premises will be reduced by the rentable area of that Designated Space; and (c) Tenant's parking rights under the Lease will be reduced by three (3) spaces for each 1,000 square feet of rentable area in that Designated Space (1/3 of which will be assigned spaces), and Tenant's parking plan will be amended accordingly. Despite the earlier termination of the Lease with respect to that Designated Space, and in addition to other rent payable under the Lease, all rent that would have been payable by Tenant in connection with that Designated Space absent this termination will continue to be paid as rent under the Lease through the date (the "Rent Termination Date") that is the first to occur of: ninety
(90) days after Landlord exercises this option with respect to that Designated Space; or the date that a new tenant under a new lease of that Designated Space occupies that Designated Space to conduct business; or the rent commencement date under any new lease of that Designated Space. (As a hypothetical example, if Landlord exercises this option for 15,000 s.f. of the Fourth Expansion Space [i.e., a Designated Space of 15,000 s.f.] and leases that Designated Space to a new tenant under a new lease with a rent commencement date thirty (30) days after exercise, rent payable by Tenant for the Fourth Expansion Space would terminate for 15,000 s.f. of that space thirty (30) days after exercise.) In
Section 27(e)(i) of the Lease, the figure for the area set forth therein will be reduced by 29,186 s.f. Following Landlord's exercise of this option with respect to a Designated Space, neither party will have any further rights or obligations to the other with respect thereto (except for any unpaid rent due under the Lease or hereunder for any period before the Rent Termination Date with respect to that Designated Space). The Lease will continue for any of the Fourth Expansion Space that is not specified by Landlord as Designated Space in an option exercise.

     3.3 Following the Rent Termination Date of the Lease with respect to a Designated Space, Tenant's Percentage will be reduced proportionally.

     3.4 As a material inducement to Landlord to enter into this Amendment, Tenant agrees that, as of the date hereof, Landlord is not, to Tenant's knowledge, in default under the Lease, and Tenant represents to Landlord that Tenant has not subleased, assigned or conveyed the Fourth Expansion Space or its interests therein to anyone else.

     3.5 As a material inducement to Tenant to enter into this Amendment, Landlord agrees that, as of the date hereof, Tenant is not, to Landlord's knowledge, in default under the Lease.

     Time is of the essence in this Amendment and holding over will not be permitted. The Lease remains in full force and effect, and except as set forth above, the Lease remains unchanged.

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     IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment as of the date in Article 1 above.

CMGI, Inc., a Delaware corporation       Andover Mills Realty Limited
                                         Partnership, a Massachusetts limited
                                         partnership
By:  /s/ Andrew J. Hajducky III
     Name: Andrew J. Hajducky III        By:  Brickstone Square Realty, Inc., a
     Title: Chief Financial Officer           Massachusetts corporation, general
     Authorized Signature                     partner

                                              By:  /s/ Martin Spagat
                                                   Name: Martin Spagat
                                                   Title: Vice President
                                                   Authorized Signature

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